Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of SUSHI GINZA ONODERA, INC.:

We hereby consent to the inclusion in this Registration Statement of Sushi Ginza Onodera, Inc. (the “Company”) on Form S-1 amendment No. 6 of our report dated October 13, 2023, except for Notes 2, 3, 7, 17, 19, 21, 22, 23 and 24 as to which the date is December 27, 2023; and Note 18 as to which the date is January 26, 2024, related to the Form S-1 amendment No. 6 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended March 31, 2023 and 2022 which appears in this Registration Statement on Form S-1 amendment No. 6.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Diamond Bar, California

April 19, 2024